Exhibit 24.1

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Stephen M. Ksenak and William J. White, as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission and any and all amendments thereto, and any and all instruments and documents filed as a part of or in connection with said Form 10-K or amendments thereto, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ JEFFREY S. STEIN	Chairman of the Board and Director	February 29, 2016
Jeffrey S. Stein

/S/ NADER TAVAKOLI	President, Chief Executive Officer and Director	February 29, 2016
Nader Tavakoli	(Principal Executive Officer)

/S/ DAVID TRICK	Senior Managing Director and Chief Financial Officer	February 29, 2016
David Trick	(Principal Financial Officer)

/S/ ROBERT B. EISMAN	Senior Managing Director and Chief Accounting Officer	February 29, 2016
Robert B. Eisman	(Principal Accounting Officer)

/S/ EUGENE M. BULLIS	Director	February 29, 2016
Eugene M. Bullis

/S/ ALEXANDER D. GREENE	Director	February 29, 2016
Alexander D. Greene

/S/ VICTOR MANDEL	Director	February 29, 2016
Victor Mandel

/S/ C. JAMES PRIEUR	Director	February 29, 2016
C. James Prieur